EXHIBIT (c)(3)
Project Golden Gate CONFIDENTIAL Presentation to the Special Committee June 14, 2007 PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE.

Table of Contents 1. Situation Overview 2. Preliminary Financial Analysis 3. Overview of Potential Strategic Alternatives Appendix

1. Situation Overview

Situation Overview On June 7, 2007, Presidio received a revised non-binding proposal from Genstar to acquire the Company for $28.00 per share in cash Indicated as "best and final" proposal Fourth bid for the Company, up 14% from initial offer of $24.50 on March 28, 2007 Equity financing to be provided by Genstar Capital Partners IV, L.P. and Genstar Capital Partners V, L.P., their recently closed $1.5 billion fund Indicated willingness to "entertain" providing a "go-shop" period following execution and announcement of a definitive agreement Willing to allow Presidio shareholders to elect on a voluntary basis to exchange their shares in Presidio stock for shares in the new entity ("NewCo") up to a maximum ownership of 20% in NewCo If election for NewCo shares exceeds the cap, NewCo shares allocated on a pro-rata basis to electing shareholders Indicated that no diligence required by Genstar and only lender due diligence required which could be completed in two weeks Financing and exclusivity provisions of prior letters remain unchanged Highly confident letters received from Wachovia, UBS and Jeffries for $380 million in debt financing Requests a 30-day exclusivity period

Summary of Genstar Proposals ($ in millions, except per share figures) Original Offer enterprise value based on $20.4 million of net cash as of 12/31/06. 1st, 2nd and 3rd Revised Offers enterprise values based on $41.3 million of net cash as of 3/31/07. Management Estimates PEG based on 14.7% LT EPS growth rate; Wall Street Consensus PEG based on 18.0% LT EPS growth rate.

Presidio Stock Price Performance Price and Volume Performance (June 12, 2006 - June 12, 2007) Source: FactSet. Note: High and Low figures represent closing prices. 7/24/06 - Presidio completes acquisition of Pharma Bio-Research 12/14/06 Pat Donnelly resigns, Terry Bieker named interim CEO and earnings estimates are lowered 02/28/07 Presidio announces 2006 earnings and 2007 guidance which are below Wall Street expectations 4/25/07 Presidio announces 1Q2007 earnings which exceeded Wall Street expectations for Revenue and NBA but were below Wall Street expectations for EPS 6/5/07 Linda Baddour named CFO 5/8/07 Terry Bieker named permanent CEO; Colin Shannon named President and COO

Analysis of Recent Presidio Trading Prices Distribution of Share Volume - Since IPO Distribution of Share Volume - One Year Source: FactSet Research Systems. Cumulative: Total Shares Traded: 50.2mm Avg. Daily Volume: 199,218 % of shares traded at or below $28.00: 89.4% Cumulative: 4.6% 13.0% 72.9% 87.6% 98.2% 100.0% Current Stock Price (6/12/2007): $24.78 Current Stock Price (6/12/2007): $24.78 47.2% 10.0% 24.6% 81.3% 89.4% 97.2% 100.0% 60.0% Total Shares Traded: 108.6mm Avg. Daily Volume: 168,700 % of shares traded at or below $28.00: 87.6%

Wall Street Sentiment on Presidio (2)

Research Analysts' Comments on Presidio .... But Concern over Backlog Duration and Profitability While Presidio "succeeded in posting an attractive increase in backlog during the first quarter" and "backlog conversion showed some stability with 1Q07 and 4Q06 at about the same rate ... we think it is a little early to assume that backlog duration has stopped getting longer ... Margins are a different story. They compressed much more significantly than we expected ..." - Jefferies (April 26, 2007) Recognition of Strong Franchise Value and Positioning ... Presidio "currently represents the purest play among the publicly traded contract research organizations (CROs)". It "specializes in the management and support of complex multinational and regional clinical trials (Phase II-III), and is one of only a few CROs with the capability and expertise to conduct clinical trials on a global scale." "The company has a diverse base of customers" and "we believe [Presidio's] unique therapeutic focus (oncology, cardiovascular, CNS, and allergy/respiratory) and global scale has been especially appealing to emerging pharmaceutical and biotechnology organizations, which currently represent roughly one-third of the company's revenues. These companies ... represent an important growth market for CROs." - Bear Stearns (April 25, 2007) "The gross margin of 45.1% resulted in $38m of gross profit (vs. our $40m estimate), or 13% yoy growth, and operating expenses of $32m were in-line with our forecast. Operating income sequentially declined from $8.9m to $6.0m - a 7.1% operating margin." - Bear Stearns (April 25, 2007) "Revenues were up 23% from last year and $1.9m above our target; we estimate organic revenue growth (excluding PBR acquisition) was roughly 4%-5%." "Net new business awards of $119.1m produced an impressive book-to-bill ratio of 1.40 times ($23.4m above our estimate)." - William Blair (April 26, 2007) .... Progress on Improving Growth

Research Analysts' Comments on Presidio Recognition That Timeline For Improvement May Not Be Short "Despite some positive signs, we remain cautious and expect restoration of margins to take longer than the market now expects." "Visibility coming into the quarter was very weak given the management changes and restructuring actions. While some investors might gain some relief from this quarter's results, with the backlog growth being the most encouraging piece of data from the quarter, we don't see anything to change our cautious outlook. The company must still resolve its employee turnover problem which has affected service delivery. The company appears to have taken some corrective measures, but we don't see a quick fix and neither does [Presidio] management." - Lehman Brothers (April 26, 2007) "While we are encouraged by the new business wins reported this quarter, we maintain our Market Perform rating as we await the completion of the leadership transition and further evidence that the sales model is fixed." The CEO "appears to be progressing well on his main focus areas, which include employee retention and reinvigorating top- line growth. While turnover is an industrywide problem, [Presidio]'s turnover has reportedly run higher than the industry average in the past couple of years." - William Blair (April 26, 2007) Presidio's "management is appropriately focused on employee relations and retention, marketing team upgrades, and rebuilding sales momentum, particularly in large pharma and in Early Development and Scientific Medical Affairs to diversify mix." "Strong bookings suggest that clients are comfortable in [Presidio]'s execution capabilities, lending confidence that sales improvement generates margin recovery toward industry levels in two to three years." - Baird (May 8, 2007)

Research Analysts' Comments on Presidio Optimism regarding New Management Team "We are encouraged by the speed and quality of these appointments, coming about three months earlier than we expected (the company's stated goal was to hire a CEO by the third quarter). We view the announcement as particularly important for PRA, given the hands-on role senior management plays in the company's new business development and client relations efforts." - William Blair (May 8, 2007) "We view these appointments favorably and while much work remains to be done to accelerate growth, improve client and therapeutic diversification and improve operational performance, we believe the company is on the right track." - Baird (May 8, 2007)

2. Preliminary Financial Analysis

Presidio Equity Value Per Share Preliminary Valuation Summary Preliminary Valuation Other Financial Metric Selected Companies Analysis Selected Acquisitions Analysis Leveraged Buyout Analysis Discounted Cash Flow Analysis(1) Closing Stock Price: $24.78 (6/12/07) Offer Price: $28.00 13.1x - 15.5x 29.8x - 34.6x FY2007E Adj. EBITDA FY2007E P/E (3) 13.1x - 18.5x 29.8x - 40.6x 10.8x - 15.5x 25.0x - 34.6x 9.7x -14.9x 22.7x - 33.4x $45.6 $0.84 Metric (2) Assumes valuation as of 12/31/2006. Based on Management projections. Values and implied multiples do not include transaction fees and expenses. Adjusted for after-tax restructuring costs. ($ in millions)

Preliminary Acquisition Matrix

Presidio Financial Overview

Preliminary Selected Companies Analysis (2) (3) (1) (1) (1) (1)

Preliminary Selected Acquisitions Analysis

Preliminary Discounted Cash Flow Analysis

Leveraged Buyout Analysis - Assumptions Key Assumptions Equity purchase price of $28.00 / share (13.0% premium) at 8.36x total leverage on FY 06/30/07E EBITDA of $45.4mm Transaction closes 06/30/07 $25mm assumed to be minimum cash balance required Sources and Uses

Leveraged Buyout Analysis - Credit Profile

Leveraged Buyout Analysis - Returns Sensitivity Note: Shading indicates IRR > 20%; Assumes 7.5% carry. Sensitivity on EBITDA CAGR assumes 12.0x 2011 Exit Multiple. Enterprise value based on capitalization as of 6/30/07. (1) Based on management projections. Sensitivity on Exit Multiple Sensitivity on EBITDA Growth (1)

3. Overview of Potential Strategic Alternatives

Advantages Considerations Overview of Potential Strategic Alternatives Maintain management focus on performance / opportunities No "transformational" decisions made at this point May take time to implement strategic plan Near-term execution risk/operational challenges Longer path to increasing scale significantly Increase overall scale Expand capabilities and geographic reach; Gain market momentum; Gain key leadership Drive operational efficiencies and achieve other synergies Potential to participate in upside from value creation Integration risk Social and cultural issues would need to be resolved Low/no short-term premium to investors (if MOE) Create immediate shareholder value Relieves existing shareholders of execution risk Company may be able to better address operational challenges as part of a larger organization or in a private setting Depth of strategic buyer universe unclear Risks to business if transaction does not close Presidio Strategic Alternatives Status Quo Leveraged Recap Sale to Strategic or Leveraged Buyout Significant immediate return of capital to shareholders through buyback and/or special dividend Increased leverage magnifies benefits to remaining equity holders Affirms management confidence in future cash flow Increased risk to remaining shareholders Reduces financial flexibility due to higher leverage levels, including potentially limiting ability to pursue acquisitions Further concentration of ownership possible in share repurchase scenario Strategic Merger Transactions

Potential Strategic Merger Transactions (1) (1) (1) Pro forma to include acquisition of CRL's Clinical Services Phase II - IV Business. 100% Stock transaction; No premium, No synergies 25% of Excess Purchase Price allocated to Intangibles, amortized over 15 years

Potential Strategic Acquirors ($ in millions) Source: Company filings and Wall Street Research Projections. Presidio figures based on Management projections. Note: Excess purchase price over tangible book value allocated to intangibles, amortized over 15 years. Assumes no synergies. All market statistics as of June 12, 2007.

Other Potential Financial Sponsor Acquirors

Appendix

Preliminary WACC Analysis

Preliminary Premiums Paid Analysis Source: SDC.

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